Exhibit Number 99.1

DIGITAL ALLY, INC ANNOUNCES SECOND QUARTER 2021 OPERATING RESULTS

Second Quarter 2021 Revenues Improve 44% Compared to 2020

LENEXA, Kansas (August 18, 2021) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures, and markets advanced video recording products and other critical safety products for law enforcement, emergency management, fleet safety and event security, today announced its second quarter 2021 operating results. An investor conference call is scheduled for 11:15 a.m. EDT on Wednesday, August 18, 2021 (see details below).

Highlights for the second quarter ended June 30, 2021

●	Total revenues increased 44% the second quarter 2021 to $2,493,671 from $1,732,192 in the comparable 2020 period. The primary reason for the overall revenue increase is an increase of $665,751 (63%), in product revenues, along with an increase in service and other revenue of $95,728 (14%), from 2020 levels. Product revenues experienced a significant increase during the three months ended June 30, 2021 in comparison to the same period in 2020, due to revenues generated by the Company’s EVO-HD, DVM-800 and FirstVu HD product lines. Service and other revenues also increased over the prior period due to slowly diminishing impacts of the COVID-19 pandemic, as travel restrictions have begun to ease, after previously adversely affecting many of our commercial customers in particular the cruise ship industry. Additionally, the restoration of public events has been slower than anticipated, thus adversely affecting our installation and situational security revenues. Lastly, the Company’s subscription plan model continues to gain traction in the marketplace, resulting in the Company building and recognizing its recurring revenues.

●	The Company added two new lines of branded products in 2020 which continue to have positive effects on revenues in 2021: (1) the ThermoVu® which is a line of self-contained temperature monitoring systems that provides alerts and controls facility access when an individual’s temperature exceeds a pre-set threshold and (2) our Shield™ disinfectants and cleansers which are for use against viruses and bacteria. We began offering such products beginning late in the second quarter 2020 and experienced strong demand. Shield™ disinfectants has been listed on the United States Environmental Protection Agency’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes COVID-19. We expect continued revenues from these two new product lines in future quarters as the economy continues to battle uncertainties surrounding the COVID-19 pandemic. The Company has also begun expanding the ShieldTM brand with additional products to complement these new safety product lines. These branded products are being offered to our first responder customers including police, fire, and paramedics. Commercial customers such as schools, cruise lines, taxicab, and para transit are natural users for the products, which the Company is actively pursuing.

●	Our overall gross margin percentage increased to 51% in the second quarter 2021 compared to 23% in 2020. The increase is commensurate with the increase in product and service revenues during the three months ended June 30, 2021 compared to the same period in 2020. Additionally, an expansion in the overall sales mix represented by the higher margin items such as, the new EVO in-car systems, service sales, ThermoVu™, and Shield™ product sales during the quarter gave way to increase gross margins. Our goal continues to improve our margins to 60% over the longer term based on the expected margins of our EVO-HD, DVM-800, VuLink, FirstVu HD, ThermoVuTM, ShieldTM disinfectants and our cloud evidence storage and management offering as they gain traction in the marketplace; however, still subject to a normalizing economy in the wake of the COVID-19 pandemic.

●	Selling, general and administrative expenses were $3,877,684 and $2,535,912 for the second quarter 2021 and 2020, respectively, an increase of $1,341,772 (53%). The increase was attributable to a large increase in insurance premiums for general liability and related coverages that are generally the impact of COVID-19 on such coverages, an increase in travel expenses as COVID-19 restrictions begin to ease, increased promotional and advertising expenses, along with increased legal and acquisition-related expenses for the quarter ended June 30, 2021.

●	On April 30, 2021, the Company closed on the purchase and sale agreement to acquire a 71,361 square foot building located in Lenexa, Kansas, which is intended to serve as the Company’s future headquarters office and warehouse needs. The building contains approximately 30,000 square foot of office space and the remainder warehouse space. The total purchase price is approximately $5.3 million, the Company funded the purchase price with cash on hand, without the need for external debt or other financing.

●	On June 4, 2021, Digital Ally Healthcare, Inc. a wholly-owned subsidiary of the Company, entered into a venture with Nobility LLC (“Nobility”), an eight-year old revenue cycle management (“RCM”) company servicing the medical industry, to form Nobility Healthcare, LLC (“Nobility Healthcare”). Furthermore, on June 30, 2021, Nobility Healthcare completed its first acquisition when it purchased 100% of the capital stock of Elite Medical Billing Specialists, Inc, a Michigan limited liability company (“Elite”).

●	During the first quarter of 2021, the Company issued detachable warrants to purchase a total of 42,500,000 shares of Common Stock in association with the two underwritten public offerings previously described. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company in the event of tender offers under certain circumstances. As such, the Company is required to treat these warrants as derivative liabilities which are valued at their estimated fair value at their issuance date and at each reporting date with any subsequent changes reported in the consolidated statements of operations as the change in fair value of warrant derivative liabilities. The change in fair value from March 31, 2021 to June 30, 2021 totaled $2,863,422 which was recognized as a loss in the second quarter of 2021.

●	The COVID-19 pandemic represents a fluid situation that presents a wide range of potential impacts of varying durations for different global geographies, including locations where we have offices, employees, customers, vendors and other suppliers and business partners. Like most US-based businesses, the COVID-19 pandemic and efforts to mitigate the same began to have impacts on our business in March 2020. During 2020, and continuing into the first quarter of 2021, the Company observed decreases in demand from certain customers, including primarily our law enforcement and commercial customers. However, the Company is beginning to experience an increase in demand for certain products and services during the three months ended June 30, 2021, compared to the same period in 2020. The Company continues to monitor the implications of the COVID-19 pandemic and is assessing management decisions accordingly.

Recent Developments

Letter of Intent to acquire a Medical Billing Company. On May 21, 2021, the Company’s healthcare subsidiary entered a letter of intent to acquire 100% of the capital stock of a medical billing company located in the Midwest for a total purchase price of $2,750,000 (the “Target”). The purchase price includes $2.1 million in cash at closing and a $650,000 contingent consideration promissory note bearing interest at 3% per annum subject to adjustment based on revenues achieved over an approximate 18-month period after closing. The letter of intent is subject to satisfactory completion of due diligence as well as a satisfactory review of legal, financial, tax and other matters concerning the Target’s business. The letter of intent is also not binding until the parties mutually agree to the terms of the underlying definitive agreements including the receipt of all approvals and consents considered necessary by both parties. The parties are currently negotiating the final definitive agreements and anticipate a closing date on or around August 31, 2021. However, there can be no assurances that the parties will complete the acquisition of the Target and on what terms will be included in the final definitive agreements.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report a 44% increase in total revenues for the second quarter of 2021 as compared to 2020. Importantly, we were able to report improvements in revenue and gross margin regardless of the challenges to our legacy business caused by the COVID-19 pandemic during 2021 and 2020. Additionally, if you back out the non-cash charge related to the change in fair value of the warrant derivative liability, our earnings per share were ($0.05) for the three months ended June 30, 2021, that we are unfortunately hindered by this quarter in comparison to the first quarter of 2021. We continue to stand behind our decision not to stand still during the COVID-19 pandemic and to use our legacy distribution network to proactively expand our product offerings to include the ThermoVu and Shield lines. This decision has helped us weather the Covid storm and has helped us continue to generate revenues and opportunities during the second quarter of 2021 beyond our historical product line. We’re confident further expansion of the ThermoVu and Shield product lines to include complementary products, services, and other offerings will achieve similar market acceptance. The Shield line is also seeing increased market demand outside of COVID-19 response, with applications in general human, animal and plant wellness.”

Added Ross: “We completed the purchase of a building that is in excess of 71,000 square feet, which will allow us to continue to expand and also provide more opportunity for our officing needs. Additionally, we are excited about the new Digital Ally Healthcare venture, and the formation of Nobility Healthcare, LLC which completed its first acquisition on June 30, 2021 and is on track to close a second acquisition during the third quarter. The second acquisition of a medical billing company demonstrates our roll-up strategy is attractive to potential targets. We look forward to seeing the growth potential of this venture come to fruition and continue for the remainder of 2021 and beyond. We continue to have substantial liquid resources available to us that will enable us to pursue organic expansion of our legacy business as well as potential acquisitions. As discussed, we have already put these resources to work and plan to continue pursuing and reviewing several opportunities; however, we are proceeding cautiously given the current environment and future uncertainties. We will inform our investors as we attempt to take advantage of new business opportunities and to expand our existing business lines to benefit the Company and its shareholders for 2021 and beyond”.

Second Quarter 2021 Operating Results

For the second quarter 2021, our total revenue increased by 44% to $2,493,671, compared with revenue of $1,732,192 for the second quarter 2020.

Gross profit increased 221% to $1,260,800 for the second quarter 2021 versus $392,758 in 2020. Our gross margin increase is commensurate with the increase in product and service revenues during the three months ended June 30, 2021 compared to the same period in 2020.

Selling, General and Administrative (“SG&A”) expenses increased approximately 53% to $3,877,684 in the second quarter 2021 versus $2,535,912 in 2020. The increase was primarily attributable to a large increase in insurance premiums for general liability and related coverages that are generally the impact of COVID-19 on such coverages. In addition, our travel expenses increased for the second quarter 2021 as compared to 2020, as COVID-19 restrictions begin to ease. Additionally, increases in promotional and advertising expenses for the second quarter 2021 contributed to the increase, along with increased legal and acquisition -related expenses associated with the Elite transaction in the second quarter 2021 in comparison to 2020.

We reported an operating loss of $2,616,884 for the second quarter 2021, compared to an operating loss of $2,143,154 in 2020. Operating loss as a percentage of revenues bettered to 105% in the three months ended June 30, 2021 from 124% in the same period in 2020.

During the first quarter of 2021, the Company issued detachable warrants to purchase a total of 42,500,000 shares of Common Stock in association with the two underwritten public offerings completed in the first quarter of 2021. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company under certain circumstances in the event of tender offers. As such, the Company is required to treat these warrants as derivative liabilities which are valued at their estimated fair value at their issuance date and at each reporting date with any subsequent changes reported in the consolidated statements of operations as the change in fair value of warrant derivative liabilities. The change in fair value from March 31, 2021 to June 30, 2021 was $2,863,422, which was recognized as a loss in the Statement of Operations for the second quarter ended June 30, 2021.

We reported a net loss of $5,382,487, or ($0.10) per share, in the second quarter ended June 30, 2021 compared to a prior-year net loss of $497,894 or ($0.03) per share. No income tax provision or benefit was recorded in the either 2021 or 2020 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Wednesday, August 18, 2021, to discuss its operating results for the second quarter 2021, developments related to its disinfectant and safety products, the impact of the COVID-19 pandemic and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 1285925 a few minutes before 11:15 a.m. EDT on Wednesday, August 18, 2021.

A replay of the conference call will be available two hours after its completion, from August 18, 2021 until 11:59 p.m. on October 18, 2021 by dialing 855-859-2056 and entering the conference ID # 1285925.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to successfully identify and execute on opportunities to expand its current business lines and/or new acquisition targets and that it will be successful in integrating such new businesses in order to generate profits for the Company; whether the Company will be able to improve its revenue and operating results, especially in light of the adverse effects of the Covid-19 pandemic on our customers, suppliers and employees; whether it will be able to resolve its liquidity and operational issues given the impact of the Covid-19 pandemic; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets, including disinfectant/sanitizer and temperature screening products, and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether the EVO-HD will help the Company increase its product revenues; whether the Company will continue to experience declines in legal expenses as a result of concluding its patent litigation; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of competitors and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the new EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its Annual Report on Form 10-Q for the three months ended June 31, 2021 and in its annual report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”).

For Additional Information, Please Contact:

Stanton E. Ross, CEO

Thomas J. Heckman, CFO

(913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2021 AND DECEMBER 31, 2020

	June 30, 2021 (Unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$58,276,178	$4,361,758
Accounts receivable-trade, less allowance for doubtful accounts of $123,224 – June 30, 2021 and 2020	888,384	1,705,461
Other Receivables	1,795,547	1,529,920
Inventories, net	9,615,759	8,202,274
Income tax refund receivable, current	—	—
Prepaid expenses	2,421,777	2,030,693

Total current assets	72,997,645	17,830,106

Property, plant and equipment, net	6,024,184	666,800
Intangible assets, net	1,583,576	392,564
Operating lease right of use assets, net	722,843	753,175
Other assets	1,770,887	1,154,881

Total assets	$83,099,135	$20,797,527

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$674,380	$1,144,675
Accrued expenses	875,311	796,094
Current portion of operating lease obligations	123,355	113,484
Contract liabilities-current	1,515,138	1,647,469
Subordinated notes payable – current portion	72,502	11,727
Warrant derivative liabilities	29,527,224	—
Income taxes payable	—	7,158

Total current liabilities	32,787,910	3,720,606

Long-term liabilities:
Subordinated notes payable – long term	427,498	148,273
Operating lease obligation, long term	672,216	723,272
Contract liabilities-long term	2,504,715	1,848,869

Total liabilities	36,392,339	6,441,021

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.001 par value per share; 100,000,000 shares authorized; shares issued: 51,577,209 – June 30, 2021 and 26,834,709 – December 31, 2020	51,577	26,835
Additional paid in capital	122,487,573	106,501,396
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,225)
Accumulated deficit	(73,675,129)	(90,014,500)

Total stockholders’ equity	46,706,795	14,356,506

Total liabilities and stockholders’ equity	$83,099,135	$20,797,527

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED JUNE 30, 2021 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2021 AND 2020

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenue:
Product	$1,719,332	$1,053,581	$3,631,910	$2,820,116
Service and other	774,339	678,611	1,397,591	1,337,820

Total revenue	2,493,671	1,732,192	5,029,501	4,157,936

Cost of revenue:
Product	$1,017,659	$1,165,528	$2,578,969	$2,154,774
Service and other	215,212	173,906	377,849	345,374

Total cost of revenue	1,232,871	1,339,434	2,956,818	2,500,148

Gross profit	1,260,800	392,758	2,072,683	1,657,788

Selling, general and administrative expenses:
Research and development expense	460,999	359,697	909,964	845,445
Selling, advertising and promotional expense	870,183	486,649	1,466,938	1,169,030
General and administrative expense	2,546,502	1,689,566	5,178,359	3,713,832

Total selling, general and administrative expenses	3,877,684	2,535,912	7,555,261	5,728,307

Operating income (loss)	(2,616,884)	(2,143,154)	(5,482,578)	(4,070,519)

Other income (expense)
Interest income	90,774	15,609	132,461	21,869
Interest expense	(1,365)	(25,636)	(2,793)	(333,196)
Secured convertible notes issuance expense	—	(34,906)	—	(34,906)
Gain on extinguishment of debt	10,000	—	10,000	—
Change in fair value of secured convertible notes	—	(887,807)	—	(1,300,252)
Change in fair value of proceeds investment agreement	—	2,578,000	—	2,885,000
Change in fair value of short-term investments	(1,590)	—	(6,554)	—
Change in fair value of warrant derivative liabilities	(2,863,422)	—	21,688,835	—

Total other income (expense)	(2,765,603)	1,645,260	21,821,949	1,238,515

Income (loss) before income tax benefit	(5,382,487)	(497,894)	16,339,371	(2,832,004)
Income tax benefit	—	—	—	—

Net income (loss)	$(5,382,487)	$(497,894)	$16,339,371	$(2,832,004)

Net loss per share information:
Basic	$(0.10)	$(0.03)	$0.34	$(0.17)
Diluted	$(0.10)	$(0.03)	$0.34	$(0.17)

Weighted average shares outstanding:
Basic	51,513,691	18,976,724	48,177,399	16,430,214
Diluted	51,513,691	18,976,724	48,177,399	16,430,214

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED JUNE 30, 2021 FILED WITH THE SEC)